Exhibit 99

Dillard's, Inc. Reports Fourth Quarter and Fiscal Year Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--March 10, 2004--Dillard's, Inc. (NYSE:DDS) (the "Company" or "Dillard's") today announced operating results for its fourth quarter ended January 31, 2004. This release contains certain forward-looking statements. Please refer to the Company's cautionary statement regarding forward-looking information included below under "Forward-Looking Information".
    Net income for the 13 weeks ended January 31, 2004 was $51.2 million ($0.61 per fully diluted share) compared to a net income of $72.3 million ($0.85 per fully diluted share) for the 13 weeks ended February 1, 2003.
    Included in net income for the 13 weeks ended January 31, 2004 were after-tax net charges of $11.3 million ($0.13 per fully diluted share) resulting from after-tax charges totaling $16.8 million ($0.20 per fully diluted share) consisting of asset impairment and store closing charges, partially offset by an after-tax gain of $5.5 million ($0.07 per fully diluted share) relating to the sale of three store properties.
    Included in net income for the 13 weeks ended February 1, 2003 was an after-tax net gain of $7.1 million ($0.08 per fully diluted share) resulting from an after-tax gain of $41.1 million ($0.48 per fully diluted share) pertaining to the Company's sale of its interest in FlatIron Crossing, a Broomfield, Colorado shopping center, partially offset by after-tax charges totaling $34.0 million ($0.40 per fully diluted share) consisting of asset impairment and store closing charges.
    Highlights of the fourth quarter and fiscal year ended January 31, 2004 include the following.

    -- During the 13 weeks ended January 31, 2004, Dillard's achieved improved gross margin improvement of 20 basis points of sales.

    -- The Company effectively reduced advertising, selling, administrative and general expenses $10.3 million and $66.1 million, respectively, during the 13 and 52-week periods ended January 31, 2004.

    -- The Company further strengthened its balance sheet through reducing indebtedness during the 52 weeks ended January 31, 2004 by $261.3 million. The Company announced its intention to redeem its $331.6 million Preferred Securities on February 2, 2004.

    -- Dillard's continued expansion of its exclusive brand merchandise as a means to provide customers with superior fashion and value choices, while driving differentiation in the marketplace. Sales penetration of exclusive brand merchandise increased storewide from 18.2% to 20.9% during the 52 weeks ended January 31, 2004.

    Sales

    Sales for the 13 weeks ended January 31, 2004 were $2.299 billion compared to sales for the 13 weeks ended February 1, 2003 of $2.388 billion, a decrease of 4%. Sales in comparable stores for the 13-week period decreased 4%.
    Sales for the 52 weeks ended January 31, 2004 were $7.599 billion compared to sales for the 52 weeks ended February 1, 2003 of $7.911 billion, a decrease of 4%. Sales in comparable stores for the 52-week period decreased 4%.

    Gross Margin/Merchandise Initiatives

    Gross margin performance for the 13 weeks ended January 31, 2004 increased 20 basis points as a percentage of sales. Inventory position at January 31, 2004 in comparable stores increased 1% compared to inventory position at February 1, 2003.
    Dillard's management reiterates their strong belief that merchandise differentiation by the Company is crucial to its future success in the marketplace. Dillard's will continue its strategy of refining its merchandise mix to feature a greater selection of exclusive brand merchandise while presenting new and unique presentations of assortments from national vendor sources, with a special emphasis on presenting new product in the "better" (more upscale) categories. The Company will seek to build exclusive relationships with promising vendors and designers where appropriate.
    Penetrations of exclusive brand merchandise as a percent of sales for the 26-week and 52-week periods ended January 31, 2004 and February 1, 2003 are as follows:


                           26 Weeks Ended          52 Weeks Ended
                       January 31, February 1, January 31, February 1,
                          2004         2003       2004         2003
                       ----------- ----------- ----------- -----------
In merchandise
 categories in which
 exclusive brands are
 presented                   27.4%       23.7%       24.9%       21.6%

Storewide (all
 categories)                 22.8%       19.8%       20.9%       18.2%


    Gross margins of Dillard's exclusive brand merchandise exceeded gross margins of national brand merchandise during the 26 and 52 weeks ended January 31, 2004. During those periods, Dillard's achieved particularly strong exclusive brand gross margin performances (in comparison to national brand performance) in the Juniors', Shoes and Home areas.
    During the 52 weeks ended January 31, 2004, Dillard's continued its strategy of expanding its exclusive brand merchandise portfolio, with the ongoing objective of building Dillard's brands as nationally recognized and revered destination brands. Each new merchandise line has been developed specifically to meet the demands of targeted demographics of discerning Dillard's shoppers.
    Dillard's continues its efforts to improve and expand its Internet website at www.dillards.com not only as a means to offer customers the convenience of online shopping, but also as an effective way to create excitement about Dillard's and to drive traffic into the Company's 328 Dillard's locations. During fiscal 2003, Dillard's launched brand-specific websites to promote recognition and online shopping of its exclusive Antonio Melani, Gianni Bini and Michelle D merchandise lines under the names www.antoniomelani.com, www.giannibini.com and www.michelled.com. Other brand-specific website locations are being developed for other exclusive brand names and will be launched in fiscal 2004.

    Advertising, Selling, Administrative and General Expenses

    Advertising, selling, administrative and general ("SG&A") expenses declined $10.3 million to $563.3 million for the 13 weeks ended January 31, 2004 from $573.6 million for the comparable period ended February 1, 2003. The Company noted improvement in bad debt expense ($15.3 million) related to the Company's proprietary credit card partially offset by small increases in other expense areas.
    Management is pleased with the progress regarding the quality of its accounts receivable portfolio and with the resulting reduction in bad debt expense during the 13 weeks ended January 31, 2004. The Company believes the improvement in the accounts receivable portfolio resulted primarily from its implementation of certain new initiatives in credit granting operations.

    Debt/Interest Expense

    Interest and debt expense declined to $41.0 million during thirteen weeks ended January 31, 2004 from $46.4 million for the thirteen weeks ended February 1, 2003. During the thirteen weeks ended January 31, 2004, the Company retired the remaining $130.0 million 6.13% notes maturing Saturday, November 1, 2003.
    At January 31, 2004, the Company had $50.0 million outstanding in short-term borrowings under its accounts receivable conduit facilities. Peak borrowings under the Company's accounts receivable facility during the thirteen weeks ended January 31, 2004 were $381.5 million. Remaining available short-term borrowings under these conduit facilities at January 31, 2004 were $450.0 million.
    In December 2003, the Company amended and extended its senior secured revolving credit facility. The amendments included an increase in the amount of the facility from $400 million to $1 billion. In addition, the facility was extended to a five-year maturity and now expires in December 2008. There are no financial covenant requirements under the amended credit facility provided that availability under the agreement exceeds $100 million. At January 31, 2004, letters of credit totaling $75.5 million were outstanding under this facility. There was no funded debt outstanding under the revolving credit agreement at January 31, 2004.
    In December 2003, the Company announced its intention to redeem its $331.6 million Preferred Securities included in Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures anticipating that such redemption would occur on February 2, 2004. Accordingly, $331.6 million of Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures is included in current liabilities on the Company's consolidated balance sheet at January 31, 2004.
    The Company redeemed the $331.6 million Preferred Securities on February 2, 2004 as planned, with $100 million borrowed under its amended revolving credit facility and the balance borrowed under the Company's accounts receivable securitization conduit facilities. Short-term borrowings under both the credit facility and accounts receivable securitization conduit facilities were $376.5 million at February 2, 2004. Subsequently, the Company has paid down substantially all of these borrowings from cash from operations during the first quarter of 2004. As of March 9, 2004, total short-term borrowings under both the revolving credit facility and accounts receivable conduit facilities were $40.0 million. Dillard's expects to fund its ongoing cyclical working capital needs through short-term borrowings from its accounts receivable securitization conduit facilities.
    The Company has adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 rescinds SFAS No. 4 and 64, which required gains and losses from extinguishments of debt to be classified as extraordinary items. For the 52 weeks ended February 1, 2003 as a result of adopting SFAS No. 145, the Company has reclassified a pretax loss of $6.8 million (after tax $4.4 million or $0.05 per basic and fully diluted share) to interest and debt expense from extraordinary loss on early extinguishment of debt.

    Income - 52 Weeks

    Net income for the 52 weeks ended January 31, 2004 was $9.3 million ($0.11 per fully diluted share) compared to a net loss of $398.4 million ($4.67 per fully diluted share) for the 52 weeks ended February 1, 2003.
    Included in net income for the 52 weeks ended January 31, 2004 were after-tax net charges of $12.9 million ($0.15 per fully diluted share) resulting from after-tax charges totaling $38.9 million ($0.46 per fully diluted share) partially offset by after-tax gains totaling $26.0 million ($0.31 per fully diluted share). The charges for the year consisted of asset impairment and store closing charges and call premiums related to early debt reduction. The gains for the year consisted of gains on sale of certain properties, a credit recorded due to resolution of certain liabilities and a credit received from the Internal Revenue Service.
    Included in net income for the 52 weeks ended February 1, 2003 were after-tax net charges of $1.2 million ($0.02 per fully diluted share) resulting from after-tax charges totaling $44.3 million ($0.52 per fully diluted share) partially offset by after-tax gains totaling $43.1 million ($0.50 per fully diluted share). The charges for the year consisted of asset impairment and store closing charges and call premiums paid related to early debt reduction and amortization of accounts receivable securitization gains. The gains consisted of a gain on sale of a mall property and a distribution received related to an investee partnership.
    The Company adopted Statement of Financial Accounting Standards No. 142, ("SFAS No. 142") "Goodwill and Other Intangible Assets" effective February 3, 2002. The application of SFAS No. 142 resulted in a non-cash goodwill impairment charge of $530.3 million ($6.22 per fully diluted share) that was reflected as a cumulative effect of a change in accounting principle for the 52 weeks ended February 1, 2003.
    Presented in tabular form below are certain non-routine items noted above for the 52-week periods ended January 31, 2004 and February 1, 2003. For expanded discussion of these items, please see Supplemental Information.


                                 52 Weeks Ended      52 Weeks Ended
                                 January 31, 2004    February 1, 2003
                               ------------------- -------------------
                                After-     Per      After-     Per
                                tax in    diluted   tax in    diluted
Charges:                        millions   share    millions   share
                               --------- --------- --------- ---------
Impairment charges and store
 closing expenses                $(28.9)   $(0.34)   $(33.4)   $(0.39)
Call premium paid related to
 early debt reduction             (10.0)    (0.12)     (7.4)    (0.09)
Amortization of accounts
 receivable securitization            -         -      (3.5)    (0.04)
                               --------- --------- --------- ---------
Total Charges                    $(38.9)   $(0.46)   $(44.3)   $(0.52)

Gains:
Gain on sale of three stores        5.5      0.07         -         -
Gain on sale of mall
 properties                        10.0      0.12      41.1      0.48
Credit recorded due to
 resolution of liabilities          7.9      0.09
Credit received from Internal
 Revenue Service                    2.6      0.03
Investee partnership
 distribution received                                  2.0      0.02
                               --------- --------- --------- ---------
Total Gains                       $26.0     $0.31     $43.1     $0.50
                               --------- --------- --------- ---------
Net Charges                      ($12.9)   $(0.15)    $(1.2)   $(0.02)
                               ========= ========= ========= =========


    Share Repurchase

    The Company's board of directors authorized a stock repurchase program in May of 2000. During the 52 weeks ended January 31, 2004, the Company repurchased approximately 1.5 million shares of Class A common stock for $18.9 million. Approximately $56 million in share repurchase authorization remained under this open-ended plan at January 31, 2004.

    Store Openings/Closings - 2003

    During the fourth quarter of 2003, the Company completed the closure of its Pinellas Parkside location in Pinellas Park, Florida and its Coliseum Mall location in Hampton, Virginia.
    During the 52 weeks ended January 31, 2004, Dillard's opened five new locations in Olmstead, Ohio; Davenport, Iowa; Richmond, Virginia
(2) and Houston, Texas (replacement store).
    During the 52 weeks ended January 31, 2004, the Company closed nine Dillard's locations. Since announcing its policy in late 2000 to close under-performing stores as conditions permit, the Company has closed 36 Dillard's stores.

    Store Opening Schedule - 2004

    Scheduled store openings for the year ended January 29, 2005:



                                                    Open
  Dillard's at:     City                            Month     Sq. Feet
------------------- ----------------------------------------- --------
The Shoppes at East
 Chase(a)           Montgomery, Alabama             March     155,000
Coastal Grand       Myrtle Beach, South Carolina    March     155,000
Colonial University
 Village(a)         Auburn, Alabama                 April     126,000
Greenbrier Mall(a)  Chesapeake, Virginia            April     160,000
Jordan Creek Town
 Center             West Des Moines, Iowa           August    200,000
Yuma Palms(a)       Yuma, Arizona                   October    98,000
South Park Mall     Moline, Illinois                October   127,000
Eastern Shore(a)    Spanish Fort, Alabama           October   126,000

(a) Replacement store



    At January 31, 2004, the Company operated 328 stores spanning 29 states - all operating with one name - Dillard's.



                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In Millions, Except Per Share Data)


                                       Thirteen-Week Period Ended
                                  ------------------------------------
                                  January 31, 2004    February 1, 2003
                                  ------------------------------------

                                               % of              % of
                                               Net               Net
                                    Amount     Sales   Amount    Sales
                                  ----------- ------ ---------- ------
                                       (Unaudited)      (Unaudited)
Net sales                           $2,299.0      -  $2,387.9      -
Total revenues                       2,371.6  103.2%  2,516.3  105.4%
Cost of sales                        1,571.7   68.4   1,638.9   68.6
Advertising, selling,
 administrative and general
 expenses                              563.3   24.5     573.6   24.0
Depreciation and amortization           67.9    3.0      70.2    2.9
Rentals                                 21.4    0.9      23.0    1.0
Interest and debt expense               41.0    1.8      46.4    2.0
Asset impairment and store
 closing charges                        24.9    1.1      53.1    2.2
                                  -----------        ---------
  Total costs and expenses           2,290.2          2,405.2
                                  -----------        ---------
Income before income taxes              81.4    3.5     111.1    4.7
Income taxes                            30.2             38.8
                                  ----------- ------ --------- ------
Net Income                             $51.2    2.2%    $72.3    3.0%
                                  =========== ====== ========= ======

Earnings per share:
Basic                                  $0.61            $0.85
                                  ===========        =========
Diluted                                $0.61            $0.85
                                  ===========        =========

Weighted average shares:
Basic                                   83.4             84.7
                                  ===========        =========
Diluted                                 83.7             85.0
                                  ===========        =========


                   Dillard's, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In Millions, Except Per Share Data)


                                       Fifty-Two Week Period Ended
                                   -----------------------------------

                                   January 31, 2004   February 1, 2003
                                   -----------------------------------

                                               % of             % of
                                               Net              Net
                                     Amount    Sales    Amount  Sales
                                   ---------- ------    ------ -------
                                       (Unaudited)       (Unaudited)
Net sales                           $7,598.9      -  $7,911.0      -
Total revenues                       7,863.7  103.4%  8,233.9  104.1%
Cost of sales                        5,170.2   68.0   5,254.1   66.4
Advertising, selling, administrative
 and general expenses                2,097.9   27.6   2,164.0   27.3
Depreciation and amortization          290.7    3.8     301.4    3.8
Rentals                                 64.1    0.8      68.1    0.9
Interest and debt expense              181.1    2.4     189.8    2.4
Asset impairment and store
 closing charges                        43.7    0.6      52.2    0.7
                                     --------        ---------
  Total costs and expenses           7,847.7          8,029.6
                                     --------        ---------
Income before income taxes              16.0    0.2     204.3    2.6
Income taxes                             6.7             72.4
                                     --------        ---------
Income before accounting change          9.3    0.1     131.9    1.7
Cumulative effect of accounting
 change                                    -      -    (530.3)  (6.7)
                                     -------- ------ --------- ------
Net income (loss)                       $9.3    0.1%  $(398.4)  (5.0)%
                                     ======== ====== ========= ======

Basic earnings (loss) per share:
  Income before accounting
   change                              $0.11            $1.56
  Cumulative effect of
   accounting change                       -            (6.27)
                                     --------        ---------
  Net income (loss)                    $0.11           $(4.71)
                                     ========        =========

Diluted earnings (loss) per share:
  Income before accounting change      $0.11            $1.55
  Cumulative effect of accounting
   change                                  -            (6.22)
                                     --------        ---------
  Net income (loss)                    $0.11           $(4.67)
                                     ========        =========


Weighted average shares:
  Basic                                 83.6             84.5
                                     ========        =========
  Diluted                               83.9             85.3
                                     ========        =========



                   Dillard's, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In Millions)


                                             January 31,  February 1,
                                                2004         2003
                                             ------------ ------------
Assets                                              (Unaudited)
Current Assets:
  Cash and cash equivalents                       $160.9       $142.4
   Accounts receivable (net of allowance for
    doubtful accounts of $40.9 and $49.8)        1,191.5      1,338.1
  Merchandise inventories                        1,632.4      1,594.3
  Other current assets                              38.9         55.5
                                             ------------ ------------
    Total current assets                         3,023.7      3,130.3

Property and equipment, net                      3,197.5      3,370.5
Goodwill                                            36.7         39.2
Other assets                                       153.2        136.0
                                             ------------ ------------

  Total Assets                                  $6,411.1     $6,676.0
                                             ============ ============

Liabilities and Stockholders' Equity
Current Liabilities:
  Trade accounts payable and accrued
   expenses                                       $679.9       $676.0
  Other short-term borrowings                       50.0            -
  Guaranteed preferred beneficial interests
   in the Company's subordinated debentures        331.6            -
  Current portion of long-term debt and
   capital leases                                  168.3        140.7
  Federal and state income taxes                   106.5         69.8
                                             ------------ ------------
    Total current liabilities                    1,336.3        886.5

Long-term debt and capital leases                1,872.6      2,211.6
Other liabilities                                  147.9        137.1
Deferred income taxes                              617.2        645.0

Guaranteed preferred beneficial interests in
 the Company's subordinated debentures             200.0        531.6
Stockholders' equity                             2,237.1      2,264.2
                                             ------------ ------------

    Total Liabilities and Stockholders'
     Equity                                     $6,411.1     $6,676.0
                                             ============ ============


                     Other Financial Information
                            (In Millions)
                             (Unaudited)
                                             January 31,  February 1,
                                                2004         2003
                                             ------------ ------------

Square footage                                      56.0         56.7
                                             ============ ============
Capital expenditures:
  13 weeks ended                                   $55.6        $39.8
  52 weeks ended                                   227.4        233.3


    Supplemental Information

    Sales by Month

    Sales performance by month for the fourth quarter and fiscal year occurred as follows:


                                    Total     Comparable
                                 ----------- ------------
                    November         -6%         -6%
                    December         -5%         -4%
                    January          +2%         +2%
                    Quarter 4        -4%         -4%
                    Fiscal 2003      -4%         -4%


    Sales by Category

    During the thirteen weeks ended January 31, 2004, sales in accessories, shoes, lingerie and cosmetics were strongest and exceeded the Company's average sales performance for the period. Sales in the home categories were in line with the average performance. Sales in women's and juniors and men's categories were slightly below trend. Sales in the children's area were significantly below trend.

    Sales by Region

    During the thirteen weeks ended January 31, 2004, sales in the Western region of the Company were significantly stronger that the Company's average sales performance for the period. Sales in the Eastern region were in line with Company trend. Sales in the Central region of the Company were slightly below trend.

    Discussion of Non-Routine Items - 52 Weeks

    Following is detailed discussion of items noted in the table provided under Income - 52 Weeks:

    Charges:

    During the 52 weeks ended January 31, 2004, the Company recorded $43.7 million ($28.9 million after tax, or $0.34 per fully diluted share) for asset impairment and store closing charges related to certain stores. During the 52 weeks ended February 1, 2003, the Company recorded pretax asset impairment and store closing charges of $52.2 million ($33.4 million after tax or $0.39 per fully diluted share).
    Additionally, during the 52 weeks ended January 31, 2004, the Company recorded a call premium resulting in additional interest expense of $15.6 million ($10.0 million after tax or $0.12 per fully diluted share) associated with a $125.9 million call of debt. During the 52 weeks ended February 1, 2003, the Company recorded a call premium resulting in additional interest expense of $11.6 million ($7.4 million after tax $0.09 per fully diluted share) associated with a $143.0 million call of debt.
    During the 52 weeks ended February 1, 2003, the Company amortized the off-balance-sheet accounts receivable securitization and recorded a charge of $5.4 million ($3.5 million after tax or $0.04 per fully diluted share).

    Gains:

    Included in total revenues for the 52 weeks ended January 31, 2004 is an $8.5 million gain ($5.5 million after tax or $0.07 per fully diluted share) related to the sale of three store properties.
    Net income for the 52 weeks ended January 31, 2004 includes a pretax gain of $15.6 million ($10.0 million after tax or $0.12 per fully diluted share) pertaining to the Company's sale of its interest in Sunrise Mall and its associated center in Brownsville, Texas. Net income for the 52 weeks ended February 1, 2003 includes a pretax gain of $64.3 million ($41.1 million after tax or $0.48 per fully diluted share) pertaining to the Company's sale of its interest in FlatIron Crossing, a Broomfield, Colorado shopping center.
    Net income for the 52 weeks ended January 31, 2004 includes a pretax gain of $12.3 million ($7.9 million after tax or $0.09 per fully diluted share) recorded due to the resolution of certain liabilities originally recorded in conjunction with the purchase of Mercantile Stores Company, Inc.
    Interest and debt expense for the 52 weeks ended January 31, 2004 includes $4.1 million ($2.6 million after tax or $0.03 per fully diluted share) received from the Internal Revenue Service as a result of the Company's filing of an interest netting claim related to previously settled tax years.
    During the 52 weeks ended February 1, 2003, an investee partnership of the Company received an unusual distribution in the settlement of a receivable. As a result, the Company received a non-recurring distribution and recognized a gain of $3.1 million ($2.0 million after tax or $0.02 per fully diluted share).

    Estimates for 2004

    The Company is updating the following estimates for certain income statement items for the fiscal year ended January 29, 2005 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See "Forward Looking Information".


                                             In Millions
                                            2004      2003
                                         Estimated   Actual

          Depreciation and amortization   $  290    $  291
          Rental expense                      64        64
          Interest and debt expense          155       181
          Capital expenditures               240       227


    Forward-Looking Information

    The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this release regarding the Company's merchandise strategies, funding of cyclical working capital needs, store opening schedule and estimates of depreciation and amortization, rental expense, interest and debt expense and capital expenditures for fiscal year 2004 are forward looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; trends in personal bankruptcies and charge-off trends in the credit card receivables portfolio; changes in consumer spending patterns and debt levels; adequate and stable availability of materials and production facilities from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; possible future acquisitions of store properties from other department store operators and the continued availability of financing in amounts and at the terms necessary to support the Company's future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.

    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965